Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158197

Prospectus Supplement
March 26, 2009
(To the prospectus dated March 24, 2009)

1,576,230 Shares

NBT BANCORP INC.

Common Stock

We are offering 1,576,230 shares of our common stock in this offering. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.” The last reported sale price of our common stock on the NASDAQ Global Select Market on March 26, 2009 was $22.13 per share.

Investing in our common stock involves risks. See the “Risk Factors” discussed in our reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

	Per Share	Total
Public Offering Price	$22.00	$34,677,060
Underwriting Discounts and Commissions	$0.66	$1,040,312
Proceeds, before expenses, to NBT Bancorp Inc.	$21.34	$33,636,748

We have granted the underwriter an option to purchase a maximum of 236,434 additional shares of our common stock to cover over-allotments of shares, exercisable at any time until 30 days after the date of this prospectus supplement.

Delivery of the shares of common stock will be made on or about April 1, 2009.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,812,664	$22.00	$39,878,608	$2,226

(1)	Includes shares of common stock subject to an overallotment option granted by the registrant to the underwriter.
(2)	Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes our common stock and certain other matters relating to our company. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering. Generally, the term “prospectus” refers to both parts combined.

You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus which we deliver to you. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

References to “NBT Bancorp,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to NBT Bancorp Inc. and its consolidated subsidiaries or, as the context may require, NBT Bancorp Inc. only.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•
changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

S-ii

Some of these and other factors are discussed in our annual and quarterly reports filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the other documents incorporated by reference into this prospectus supplement, before making an investment decision. The information presented in this prospectus supplement assumes that the underwriter does not exercise its overallotment option, unless otherwise indicated.

NBT Bancorp Inc.

NBT Bancorp Inc. is a registered financial holding company incorporated in the State of Delaware in 1986, with its principal headquarters located in Norwich, New York. On a consolidated basis, at December 31, 2008 we had assets of $5.3 billion and stockholders’ equity of $431.8 million. NBT Bancorp is the parent holding company of NBT Bank, N.A. (the “Bank”), NBT Financial Services, Inc. (“NBT Financial”), NBT Holdings, Inc. (“NBT Holdings”), CNBF Capital Trust I, NBT Statutory Trust I and NBT Statutory Trust II (the “Trusts”). Through the Bank and NBT Financial, we are focused on community banking operations. Through NBT Holdings, we operate Mang Insurance Agency, LLC, a full-service insurance agency. The Trusts were organized to raise additional regulatory capital and to provide funding for certain acquisitions. Our primary business consists of providing commercial banking and financial services to our customers in our market area. Our principal assets are all of the outstanding shares of common stock of our direct subsidiaries, and our principal sources of revenue are the management fees and dividends we receive from the Bank, NBT Financial and NBT Holdings.

The Bank is a full service commercial bank formed in 1856, which provides a broad range of financial products to individuals, corporations and municipalities throughout the central and upstate New York and northeastern Pennsylvania market areas. The Bank conducts business through two geographic operating divisions, NBT Bank and Pennstar Bank.

At year end 2008, the NBT Bank division had 84 divisional offices and 114 automated teller machines (ATMs), located primarily in central and upstate New York. At December 31, 2008, the NBT Bank division had total loans and leases of $2.9 billion and total deposits of $3.1 billion.

At year end 2008, the Pennstar Bank division had 38 divisional offices and 57 ATMs, located primarily in northeastern Pennsylvania. At December 31, 2008, the Pennstar Bank division had total loans and leases of $761.0 million and total deposits of $827.2 million.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.” Our principal executive offices are located at 52 South Broad Street, Norwich, New York 13815. Our telephone number is (607) 337-2265. Our website is http://www.nbtbancorp.com. References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider the information to be, a part of this prospectus supplement.

Recent Developments

Standard & Poor’s Index Services (“S&P”) announced on March 18, 2009 that, effective as of the close of trading on March 26, 2009, it will include our common stock in the S&P SmallCap 600, which is comprised of 600 common stocks that S&P selects. Index funds whose portfolios are primarily based on stocks included in the S&P SmallCap 600 may be required to purchase shares of our common stock as a result of the inclusion of our common stock in the index.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	NBT Bancorp Inc.

Common stock offered
to the public	1,576,230 shares

Common stock to be
outstanding after this
offering	34,226,351 shares (1)

Use of proceeds
Our net proceeds from this offering will be approximately $33.4 million, or approximately $38.4 million if the underwriter exercises its over-allotment option in full, after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use all of the net proceeds of the offering for general corporate purposes. For a more complete description, see “Use of Proceeds.”

NASDAQ symbol	NBTB

Settlement Date	Delivery of shares of our common stock will be made against payment therefor on or about April 1, 2009, which will be the fourth business day after pricing of our common stock.

Risk Factors
For other information you should consider before buying shares of our common stock, see the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the other documents incorporated by reference into this prospectus supplement.

(1)
The number of shares of our common stock to be outstanding after this offering is based on 32,650,121 shares outstanding as of March 26, 2009 and assumes no exercise of the underwriter’s over-allotment option. If the underwriter’s over-allotment option is exercised in full, the number of shares of our common stock outstanding upon completion of this offering will be 34,462,785.

Summary Consolidated Financial Information

The following table sets forth summary historical consolidated financial information as of and for each of the three years ended December 31, 2008, 2007 and 2006. This information was derived from our audited consolidated financial statements. The financial information below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Annual Report on Form 10−K.

	At or for the Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands, except per share data)
Statement of Income:
Interest, fee, and dividend income	$294,414	$306,117	$288,842
Total interest expense	108,368	141,090	125,009
Net interest income	186,046	165,027	163,833
Provision for loan and lease losses	27,181	30,094	9,395
Noninterest income	71,706	59,699	48,629
Noninterest expense	146,813	122,517	122,966
Income before income tax expense	83,758	72,115	80,101
Income tax expense	25,405	21,787	24,154
Net income	$58,353	$50,328	$55,947
Earnings per share
Basic	$1.81	$1.52	$1.65
Diluted	$1.80	$1.51	$1.64

Balance Sheet Data
Total assets	$5,336,088	$5,201,776	$5,087,572
Net loans and leases	3,593,347	3,401,668	3,362,067
Goodwill and other intangible assets, net	138,205	113,571	115,340
Deposits	3,923,258	3,872,093	3,796,238
Short-term borrowings, long-term debt, trust preferred debentures and other liabilities	980,985	932,383	887,517
Stockholders' equity	431,845	397,300	403,817

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through Keefe, Bruyette & Woods, Inc., the underwriter. We have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc., dated March 26, 2009. Subject to the terms and conditions of the underwriting agreement, Keefe, Bruyette & Woods, Inc. has agreed to purchase the 1,576,230 shares of common stock, $0.01 par value per share.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriter.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Overallotment Option

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 236,434 additional shares of common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering.

No Sales of Similar Securities

We and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of Keefe Bruyette & Woods, Inc., subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of ninety (90) days after the date of this prospectus. At any time and without public notice, the underwriter may, in its sole discretion, release all or some of the securities from these lock-up agreements.

NASDAQ Global Select Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.”

Commissions and Discounts

Shares of common stock sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriter to securities dealers may be sold at a discount of up to $0.66 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriter to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriter.

The following table shows the underwriting discounts that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s overallotment option.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts paid by us	$0.66	$0.66	$1,040,312	$1,196,358

We estimate that the total expenses of this offering, other than underwriting discounts, will be approximately $250,000.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Affiliation

The underwriter has performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Indemnification and Contribution

We have agreed to indemnify the underwriter and its affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

USE OF PROCEEDS

We will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.” As of March 26, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $22.13. As of February 15, 2009, there were approximately 6,887 stockholders of record.

The following table presents the high and low closing sales price per share of our common stock during certain periods, as reported on the NASDAQ Global Select Market. Cash dividends paid per share of our common stock are also shown.

	High	Low	Dividend
2009
First Quarter (through March 26, 2009)	$27.94	$15.67	$0.20

2008
First Quarter	$23.65	$17.95	$0.20
Second Quarter	25.00	20.33	0.20
Third Quarter	36.47	19.05	0.20
Fourth Quarter	30.83	21.71	0.20

2007
First Quarter	$25.81	$21.73	$0.20
Second Quarter	23.45	21.80	0.20
Third Quarter	23.80	17.10	0.20
Fourth Quarter	25.00	20.58	0.20

LEGAL MATTERS

The validity of the common stock to be sold in this offering will be passed upon for us by Hogan & Hartson LLP, and for the underwriter by Goodwin Proctor LLP.

EXPERTS

The consolidated financial statements of NBT Bancorp as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

NBT BANCORP INC.

Common Stock

We may offer shares of our common stock from time to time. In addition, this prospectus may be used to offer common stock for the account of other persons.

This prospectus summarizes the general terms of the shares of common stock that we may offer. The specific terms of any common stock offered will be described in one or more supplements to this prospectus, one or more post-effective amendments to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus.  You should read both this prospectus and the applicable prospectus supplement before you invest in our common stock.

We or any selling securityholders may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.”

Investing in our common stock involves risks.  See “Risk Factors” on page 3 and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2009.

About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Documents by Reference	1
Special Note Regarding Forward-Looking Statements	2
Risk Factors	3
About NBT Bancorp Inc.	3
Use of Proceeds	3
Description of Common Stock	4
Legal Matters	7
Experts	7

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) in accordance with General Instruction I.D. of Form S-3, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended. Under the shelf process, we may, from time to time, sell the offered common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell our common stock, we will provide a prospectus supplement containing specific information about the terms of the common stock being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

           All references in this prospectus to “NBT Bancorp,” “we,” “us,” “our” or similar references mean NBT Bancorp Inc. and its successors, and include our consolidated subsidiaries where the context so requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Documents we have filed with the SEC are also available on our website at http://www.nbtbancorp.com. Except as expressly stated herein, information contained on our web site does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009;

•	our Current Report on Form 8-K, as filed with the SEC on March 24, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

You may obtain copies of these documents, other than exhibits, free of charge by contacting NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary or by telephone at (607) 337-2265.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•
changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our common stock involves risks. We urge you to carefully consider the risk factors described in our SEC filings that are incorporated by reference in this prospectus and, if applicable, in any accompanying prospectus supplement used in connection with an offering of our common stock before making an investment decision. Additional risks may be included in the applicable prospectus supplement or free writing prospectus which we have authorized, or which may be incorporated by reference into this prospectus or such prospectus supplement. These risks could adversely affect our business, financial condition, results of operations or prospects and could cause the price of our common stock to decline.

ABOUT NBT BANCORP INC.

NBT Bancorp Inc. is a registered financial holding company incorporated in the State of Delaware in 1986, with its principal headquarters located in Norwich, New York. On a consolidated basis, at December 31, 2008 we had assets of $5.3 billion and stockholders’ equity of $431.8 million. NBT Bancorp is the parent holding company of NBT Bank, N.A. (the “Bank”), NBT Financial Services, Inc. (“NBT Financial”), NBT Holdings, Inc. (“NBT Holdings”), CNBF Capital Trust I, NBT Statutory Trust I and NBT Statutory Trust II (the “Trusts”). Through the Bank and NBT Financial, we are focused on community banking operations. Through NBT Holdings, we operate Mang Insurance Agency, LLC, a full-service insurance agency. The Trusts were organized to raise additional regulatory capital and to provide funding for certain acquisitions. Our primary business consists of providing commercial banking and financial services to our customers in our market area. Our principal assets are all of the outstanding shares of common stock of our direct subsidiaries, and our principal sources of revenue are the management fees and dividends we receive from the Bank, NBT Financial and NBT Holdings.

The Bank is a full service commercial bank formed in 1856, which provides a broad range of financial products to individuals, corporations and municipalities throughout the central and upstate New York and northeastern Pennsylvania market areas. The Bank conducts business through two geographic operating divisions, NBT Bank and Pennstar Bank.

At year end 2008, the NBT Bank division had 84 divisional offices and 114 automated teller machines (ATMs), located primarily in central and upstate New York. At December 31, 2008, the NBT Bank division had total loans and leases of $2.9 billion and total deposits of $3.1 billion.

At year end 2008, the Pennstar Bank division had 38 divisional offices and 57 ATMs, located primarily in northeastern Pennsylvania. At December 31, 2008, the Pennstar Bank division had total loans and leases of $761.0 million and total deposits of $827.2 million.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.” Our principal executive offices are located at 52 South Broad Street, Norwich, New York 13815. Our telephone number is (607) 337-2265. Our website is http://www.nbtbancorp.com. References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider the information to be, a part of this prospectus supplement.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions. We will not receive proceeds from sales of securities by selling securityholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and Bylaws, as amended, referred to herein as our “certificate of incorporation” and “bylaws,” respectively. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. You can obtain copies of our certificate of incorporation and bylaws by following the directions under the heading “Where You Can Find More Information.”

General

Our certificate of incorporation provides the authority to issue 50,000,000 shares of common stock, par value $0.01 per share. At February 15, 2009, there were 32,648,164 shares of common stock issued and we had outstanding stock options granted to directors, officers and other employees for 1,896,549 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of NBT Bancorp, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board of directors may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of any preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

We are subject to the provision of Section 203 of the Delaware General Corporation Law. Section 203 restricts transaction which may be entered into by a corporation and some of its stockholders. Section 203 provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transaction in which the interested stockholder receives specified other benefits.

Our certificate of incorporation and bylaws provide that:

●	the board of directors be divided into three classes, each class as nearly as equal as possible, with each serving staggered, three-year terms;

●
directors may be removed only for cause and only by the affirmative vote of at least a majority in voting power of the stockholders entitled to vote and to be present at the meeting called for such purpose; and

●
a vacancy on the board of directors may be filled by stockholders at a stockholder’s meeting. In addition, directors may fill vacancies by a majority vote of the directors then in office. The director chosen by the current directors to fill the vacancy will hold office until the next election of directors, at which time the stockholders shall fill the vacancy for the remainder of the unexpired term. Directors may also fill newly created directorships other than an increase by more than three in the number of directors.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.

Our bylaws also provide that:

●	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

●
special meetings of the stockholders may be called by our board of directors or the chairman of the board of directors, or if there is none, by the President, or by the holders of at least 50% of all shares entitled to vote at the meeting.

Our bylaws provide that, in order for any stockholder business (other than stockholder nominations of directors) to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, the stockholder must have given timely notice thereof in writing to our President, and the notice must comply with the procedures set forth in our bylaws. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a stockholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholder; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the stockholders may be made by any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a stockholder of record at the time notice is delivered to our President. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at a meeting called for such purpose only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our President. To be timely, a stockholder’s notice must be delivered to or received by our President within ten days following the day on which public disclosure of the date of any stockholders’ meeting called for the election of directors is given.

The purpose of requiring stockholders to give us advance notice of nominations and other stockholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. These provisions could also delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders’ meeting.

Our bylaws provide that a majority of our board of directors, or stockholders holding a majority of the outstanding shares entitled to vote, may make, amend or repeal the bylaws. Our bylaws permit the stockholders to adopt, approve or designate bylaws that may not be amended, altered or repealed except by a specified percentage in interest of all stockholders or of a particular class of stockholders. Amendments to our certificate of incorporation generally require the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the amendment. Any amendment to those provisions of the certificate of incorporation that relate to business combinations involving NBT Bancorp or a subsidiary and a major stockholder or affiliate require the affirmative vote of at least 80% of the outstanding shares of voting stock, and if there is a major stockholder, such 80% vote must include the affirmative vote of at least 80% of the outstanding shares of voting stock held by stockholders other than the major stockholder and its affiliates.

Stockholder Rights Plan

In October 2004, we adopted a stockholder rights plan designed to ensure that any potential acquirer of NBT Bancorp would negotiate with our board and that all of our stockholders would be treated equitably in the event of a takeover attempt. At that time, we paid a dividend of one Preferred Share Purchase Right for each outstanding share of our common stock. Similar rights are attached to each share of our common stock issued after November 15, 2004. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 15% or more of our outstanding common stock, or begins a tender or exchange offer for 15% or more of our common stock. Additionally, until the occurrence of such event, the rights are not severable from our common stock and therefore, the rights will transfer upon the transfer of shares of our common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-thousandth of a share of our preferred stock at a price of $70. The rights plan also provides that upon the occurrence of certain specified events the holders of the rights will be entitled to acquire additional equity interests in NBT Bancorp or in the acquiring entity, such interests having a market value of two times the right’s exercise price of $70. The rights expire October 24, 2014, and are redeemable in whole, but not in part, at our option prior to the time they become exercisable, for a price of $0.001 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire NBT Bancorp on terms not approved by our board. The rights should not interfere with any merger or other business combination approved by our board.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is NBT Bank, N.A.

LEGAL MATTERS

In connection with particular offerings of the common stock in the future, and if stated in the applicable prospectus supplement, the validity of the common stock may be passed upon for us by Hogan & Hartson LLP, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of NBT Bancorp as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

1,576,230 Shares

NBT BANCORP INC.

Common Stock

Prospectus Supplement

KEEFE, BRUYETTE & WOODS

March 26, 2009